News Release
Contact:
Investor Relations
(281) 776-7575
ir@tailoredbrands.com

Julie MacMedan, VP, Investor Relations
Tailored Brands, Inc.

   For Immediate Release

TAILORED BRANDS, INC. REPORTS

FISCAL 2019 THIRD QUARTER RESULTS

•	Q3 2019 GAAP diluted EPS and adjusted diluted EPS(1) from continuing operations of $0.56 and $0.53, respectively
•	Company expects FY 2019 adjusted diluted EPS(1) from continuing operations of $0.97 to $1.02
•	Company repurchased $55 million face value of senior notes
•	Company repurchased $10 million of common shares
•	Company appoints Carrie Ask, brand president Men’s Wearhouse and Moores, to newly created chief customer officer role to oversee Men’s Wearhouse, Jos. A. Bank and Moores brands

FREMONT, CA — December 11, 2019 — Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal third quarter ended November 2, 2019.

For the third quarter ended November 2, 2019, the Company reported GAAP earnings from continuing operations per diluted share of $0.56 compared to earnings from continuing operations per diluted share of $0.69 in the third quarter last year.  Excluding the impact of certain items in both periods, third quarter 2019 adjusted earnings from continuing operations per diluted share(1) were $0.53 compared to adjusted earnings from continuing operations per diluted share(1) of $0.95 last year.

Third quarter 2019 pre-tax results include $6.2 million of charges related to our multi-year cost savings and operational excellence programs consisting of $5.5 million in consulting costs, $0.6 million in severance costs and $0.1 million in lease termination costs.  In addition, we have reflected the results of the corporate apparel business, including the loss on sale, as discontinued operations for all periods presented.

Tailored Brands President and CEO Dinesh Lathi said, “We are pleased to report third quarter comparable sales and adjusted earnings per share above our expectations.  We delivered sequential comparable sales improvement at both Men’s Wearhouse and Jos. A. Bank, with a return to positive comparable sales at Jos. A. Bank.  On a sequential basis, both brands generated higher transactions and increased comparable sales across multiple merchandise categories.    Our third quarter performance reflects continued progress in each of our transformational strategies, including improved sales in our polished casual categories, higher online sales driven by enhanced e-commerce experiences and online marketing, and new customer acquisition and increased traffic reflecting more effective marketing campaigns and channel strategies.”

(1)

We have reflected the results of the corporate apparel business, including the loss on sale, as discontinued operations for all periods presented.  In addition, we have recast our non-GAAP presentation for prior periods to remove the results of the corporate apparel business and provide results from continuing operations.   The Company believes that disclosure of non-GAAP results for its continuing operations is meaningful to the user’s overall understanding of the Company’s financial performance.  In the third quarter of fiscal 2019, adjusted items consist of $6.2 million in costs related to our multi-year cost savings and operational excellence programs including consulting, severance and lease termination costs and the net release of tax-related valuation allowances totaling $5.9 million.  In the third quarter of fiscal 2018, adjusted items consisted of a loss on extinguishment of debt related to the repricing of the Company’s term loan, costs related to the retirement of our former CEO and costs related to the closure of a rental product distribution center in the second quarter of 2018.  See Use of Non-GAAP Financial Measures for additional information on items excluded from adjusted EPS for the third quarter of fiscal 2019 and with respect to the Company’s outlook for the fourth quarter of fiscal 2019.

Lathi added, “While we still have much more work in front of us, we are encouraged by the improved momentum in the business.  To further accelerate our transformation, we have created a new chief customer officer role providing common leadership for our Men’s Wearhouse, Jos. A. Bank and Moores brands, and we have eliminated the brand president positions for these brands.  Carrie Ask, currently brand president of Men’s Wearhouse and Moores, has been appointed chief customer officer.  We believe the new structure heightens our focus and ability to unlock value across our brand portfolio and will enable us to show up for our customers in more effective and efficient ways.”

Lathi concluded, “After more than a decade of impactful leadership at Tailored Brands, Mary Beth Blake, brand president, Jos. A. Bank, is resigning from the Company.  We are immensely grateful for everything Mary Beth has done to enhance our performance and we wish her the best in her future endeavors.”

Third Quarter Fiscal 2019 Results

The following commentary reflects results from the Company’s continuing operations.

Net Sales Summary(1)

	Net Sales	% Total Sales	Comparable Sales
	(U.S. dollars in millions)	Change	Change(2)
Men's Wearhouse	$438.1	(3.7)%	(2.8)%
Jos. A. Bank	$168.4	(0.5)%	0.5%
K&G	$71.9	(1.0)%	(1.5)%
Moores(3)	$51.1	(6.9)%	(5.5)%
Total	$729.5	(3.0)%	(2.2)%

(1)	Amounts may not sum due to rounded numbers.
(2)	Comparable sales is defined as net sales from stores open at least 12 months at period end and includes e-commerce sales.
(3)	The Moores comparable sales change is based on the Canadian dollar.

Net Sales

Total net sales decreased 3.0% to  $729.5 million primarily due to a decrease in comparable sales of 2.2%.

Comparable Sales

Men’s Wearhouse comparable sales decreased 2.8%. Comparable sales for clothing decreased due to a decrease in average unit retail partially offset by an increase in both transactions and units per transaction. Comparable rental services revenue decreased 2.6%, primarily reflecting a tough comparison against the most popular wedding date of 2018.

Jos. A. Bank comparable sales increased 0.5% primarily due to an increase in both units per transaction and transactions partially offset by a decrease in average unit retail.

K&G comparable sales decreased 1.5% primarily due to a decrease in both units per transaction and transactions partially offset by an increase in average unit retail.

Moores comparable sales decreased 5.5% primarily due to a decrease in both average unit retail and transactions while units per transaction were essentially flat.

Gross Margin

On a GAAP basis, consolidated gross margin was $308.0 million, a decrease of $37.5 million, primarily due to the decrease in net sales.  As a percent of sales, both total gross margin and adjusted total gross margin decreased 380 basis points to 42.2%, primarily due to increased promotional activities, as well as deleveraging of occupancy costs.

Advertising Expense

Advertising expense decreased $3.1 million to $34.0 million primarily driven by reductions in television advertising reflecting a shift to more efficient online advertising, as well as the timing of marketing spend.  As a percent of sales, advertising expense decreased 20 basis points to 4.7%.

Selling, General and Administrative Expenses (“SG&A”)

On a GAAP basis, SG&A decreased $4.6 million to $228.5 million and increased 30 basis points as a percent of sales.  On an adjusted basis, SG&A decreased $3.8 million to $222.3 million primarily due to lower employee-related benefit costs.  As a percent of sales, adjusted SG&A increased 40 basis points to 30.5% primarily due to deleveraging from lower sales.

Operating Income

On a GAAP basis, operating income was $45.5 million compared to $75.3 million last year and operating margin decreased 380 basis points.  On an adjusted basis, operating income was $51.7 million compared to $82.3 million last year.  As a percent of sales, adjusted operating margin decreased 380 basis points to 7.1%.

Net Interest Expense and Net Loss on Extinguishment of Debt

Net interest expense was $17.4 million compared to $18.6 million last year.  The decrease in interest expense was due to the reduction of outstanding debt.

On a GAAP basis, net loss on extinguishment of debt was $0.1 million this year compared to $9.4 million last year.  This year’s net loss on extinguishment of debt resulted from the Company’s open market repurchases of senior notes.  Last year’s net loss on extinguishment of debt resulted from the repricing of our term loan and consisted of the write-off of original issue discount and deferred financing costs.  On an adjusted basis, there was a $0.1 million net loss on extinguishment of debt this year with no such loss last year.

Effective Tax Rate

On a GAAP basis, the effective tax rate was 0.9% compared to 26.5% last year.  The decrease in the effective tax rate was primarily driven by the net release of valuation allowances totaling $5.9 million. On an adjusted basis, the effective tax rate was 23.1% compared to 24.4% last year.

Net Earnings and EPS

On a GAAP basis, net earnings from continuing operations were $27.8 million compared to net earnings from continuing operations of $34.8 million last year.  Diluted EPS was $0.56 compared to diluted EPS of $0.69 last year.

On an adjusted basis, net earnings from continuing operations were $26.3 million compared to net earnings from continuing operations of $48.2 million last year.  Adjusted diluted EPS was $0.53  compared to adjusted diluted EPS of $0.95 last year.

Balance Sheet Highlights

Cash and cash equivalents at the end of the third quarter of 2019 were $21.2 million, a decrease of $35.1 million compared to the end of the third quarter of 2018 primarily due to the decrease in sales and the use of cash on hand for costs related to our multi-year cost savings and operational excellence programs, and debt reduction.  At the end of the third quarter of 2019, there were $67.5 million of borrowings outstanding on our revolving credit facility.  Total liquidity at the end of the third quarter was $477.0 million, comprised of availability on our revolving credit facility and cash and cash equivalents.

Inventories increased $6.1 million, or 0.8%, to $778.3 million at the end of the third quarter of 2019 compared to the end of the third quarter of 2018.

Total debt at the end of the third quarter of 2019 was approximately $1.1 billion, down $56.2 million compared to the end of the third quarter of 2018.  During the third quarter of 2019, the Company repurchased and retired $54.8 million in face value of its senior notes and made its scheduled $2.3 million payment on its term loan, while borrowings on our revolving credit facility increased $22.5 million for seasonal working capital needs.

Cash flow from operating activities for the nine months ended November 2, 2019 was $65.6 million compared to $277.8 million last year.  The decrease was driven by lower net earnings after adjusting for non-cash items, fluctuations in accounts payable and accrued liabilities primarily due to timing, and anniversarying  $15.0 million of income tax refunds received in the third quarter last year.

Capital expenditures for the nine months ended November 2, 2019 were $63.4 million compared to $46.9 million last year.  The Company expects capital expenditures for fiscal 2019 of $90.0 million to $95.0 million.

During the third quarter, the Company repurchased 2,336,852 shares through open market repurchases for $10.0 million at an average price of $4.28 per share, as part of a share repurchase program approved by the Board of Directors in March 2013.  At November 2, 2019, the remaining balance available under the Board’s authorization was $38.0 million.

Q4 FISCAL 2019 OUTLOOK

The Company’s outlook for the fourth quarter of fiscal 2019 related to continuing operations is as follows:

•	Earnings per Share: The Company expects an adjusted diluted loss per share in the range of ($0.50) to ($0.55).
•	Comparable Sales: The Company expects comparable sales for:
o	Men’s Wearhouse to be down 1% to up 1%
o	Jos. A. Bank to be down 1% to up 1%
o	K&G to be flat to up 2%
o	Moores to be down 6% to 8%.
•	Effective Tax Rate: The Company expects an effective tax rate of 22% to 23%.
•	Real Estate: The Company expects net closures of five stores.
•	The Company’s outlook excludes expected costs for third party domain experts and other actions associated with its cost savings and operational excellence programs.

STORE INFORMATION

	November 2, 2019		November 3, 2018		February 2, 2019
	Number	Sq. Ft.	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000's)	of Stores	(000's)	of Stores	(000's)
Men's Wearhouse(a)	716	4,014.5	721	4,040.8	720	4,035.5
Men's Wearhouse and Tux	45	66.3	49	73.3	46	68.8
Jos. A. Bank(b)	475	2,239.5	485	2,285.2	484	2,280.2
K&G(c)	89	2,038.2	88	2,028.4	88	2,028.4
Moores	126	787.4	126	787.4	126	787.4
Total	1,451	9,145.9	1,469	9,215.1	1,464	9,200.3

(a)	Includes one Joseph Abboud store.
(b)	Excludes 14 franchise stores.
(c)	85, 84 and 84 stores offering women’s apparel at the end of each period, respectively.

Conference Call and Webcast Information

At 5:00 p.m. Eastern time on Wednesday, December 11, 2019, management will host a conference call and webcast to discuss fiscal 2019 third quarter results.  To access the conference call, please dial 201-689-8029.  To access the live webcast, visit the Investor Relations section of the Company’s website at focus http://ir.tailoredbrands.com.  A webcast archive will be available free on the website for approximately 90 days.

About Tailored Brands, Inc.

Tailored Brands is a leading omni-channel specialty retailer of menswear, including suits, formalwear and a broad selection of business casual offerings.  We help our customers look and feel their best by delivering personalized products and services through our convenient network of stores and e-commerce sites. Our brands include Men's Wearhouse, Jos. A. Bank, Joseph Abboud,  Moores Clothing for Men and K&G.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com,  www.menswearhouse.com,  www.josbank.com,  www.josephabboud.com,  www.mooresclothing.com,  and www.kgstores.com.

This press release contains forward-looking information, including the Company’s statements regarding its Q4 2019 outlook for adjusted earnings per share, comparable sales, effective tax rate and store closures. In addition, words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “guidance,” “may,” “projections,” and “business outlook,” variations of such words and similar expressions are intended to identify such forward-looking statements.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements that we make herein are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors.  Factors that might cause or contribute to such differences include, but are not limited to:  actions or inactions by governmental entities; domestic and international macro-economic conditions; inflation or deflation; the loss of, or changes in, key personnel; success, or lack thereof, in formulating or executing our internal strategies and operating plans including new store and new market expansion plans; cost reduction initiatives and revenue enhancement strategies; changes to our capital allocation policy; changes in demand for our retail clothing or rental products; market trends in the retail or rental business; customer confidence and spending patterns; changes in traffic trends in our stores; customer acceptance of our merchandise strategies, including custom clothing; performance issues with key suppliers; disruptions in our supply chain; severe weather; foreign currency fluctuations; government export and import policies, including the enactment of duties or tariffs; advertising or marketing activities of competitors; the impact of cybersecurity threats or data breaches; legal proceedings and the impact of climate change.

Forward-looking statements are intended to convey the Company’s expectations about the future, and speak only as of the date they are made.  We undertake no obligation to publicly update or revise any forward-looking statements that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law.  However, any further disclosures made on related subjects in our subsequent reports on Forms 10-K, 10-Q and 8-K should be consulted. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all written or oral forward-looking statements that are made by or attributable to us are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

(Tables Follow)

TAILORED BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS
(Unaudited)

For the Three Months Ended November 2, 2019 and November 3, 2018
(In thousands, except per share data)

	Three Months Ended
		% of		% of
	2019	Sales	2018	Sales
Net sales:
Retail clothing product	$573,854	78.7%	$588,447	78.3%
Rental services	120,021	16.5%	124,697	16.6%
Alteration and other services	35,606	4.9%	38,597	5.1%
Total net sales	729,481	100.0%	751,741	100.0%

Total cost of sales	421,453	57.8%	406,247	54.0%

Gross margin (a):
Retail clothing product	307,373	53.6%	334,062	56.8%
Rental services	103,980	86.6%	107,378	86.1%
Alteration and other services	2,455	6.9%	5,575	14.4%
Occupancy costs	(105,780)	(14.5)%	(101,521)	(13.5)%
Total gross margin	308,028	42.2%	345,494	46.0%

Advertising expense	34,031	4.7%	37,116	4.9%
Selling, general and administrative expenses	228,453	31.3%	233,100	31.0%

Operating income	45,544	6.2%	75,278	10.0%

Interest expense, net	(17,425)	(2.4)%	(18,550)	(2.5)%
Loss on extinguishment of debt, net	(77)	(0.0)%	(9,420)	(1.3)%

Earnings before income taxes	28,042	3.8%	47,308	6.3%

Provision for income taxes	254	0.0%	12,521	1.7%

Net earnings from continuing operations	27,788	3.8%	34,787	4.6%

Loss from discontinued operations, net of tax	(117,378)	(16.1)%	(20,912)	(2.8)%

Net (loss) earnings	$(89,590)	(12.3)%	$13,875	1.8%

Net earnings from continuing operations per diluted common share	$0.56		$0.69

Net loss from discontinued operations per diluted common share	$(2.35)		$(0.41)

Net (loss) income per diluted common share	$(1.80)		$0.27

Weighted-average diluted common shares outstanding:	49,905		50,722

(a)	Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS
(Unaudited)

For the Nine Months Ended November 2, 2019 and November 3, 2018
(In thousands, except per share data)

	Nine Months Ended
		% of		% of
	2019	Sales	2018	Sales

Net sales:
Retail clothing product	$1,749,533	79.9%	$1,807,879	79.5%
Rental services	334,090	15.3%	350,019	15.4%
Alteration and other services	106,665	4.9%	116,600	5.1%
Total net sales	2,190,288	100.0%	2,274,498	100.0%

Total cost of sales	1,258,510	57.5%	1,247,168	54.8%

Gross margin (a):
Retail clothing product	954,563	54.6%	1,017,314	56.3%
Rental services	285,259	85.4%	298,677	85.3%
Alteration and other services	6,053	5.7%	15,651	13.4%
Occupancy costs	(314,097)	(14.3)%	(304,312)	(13.4)%
Total gross margin	931,778	42.5%	1,027,330	45.2%

Advertising expense	111,527	5.1%	116,241	5.1%
Selling, general and administrative expenses	687,414	31.4%	698,833	30.7%

Operating income	132,837	6.1%	212,256	9.3%

Interest expense, net	(54,093)	(2.5)%	(61,188)	(2.7)%
Loss on extinguishment of debt, net	(77)	(0.0)%	(30,253)	(1.3)%

Earnings before income taxes	78,667	3.6%	120,815	5.3%

Provision for income taxes	14,743	0.7%	26,018	1.1%

Net earnings from continuing operations	63,924	2.9%	94,797	4.2%

Loss from discontinued operations, net of tax	(112,106)	(5.1)%	(17,775)	(0.8)%

Net (loss) earnings	$(48,182)	(2.2)%	$77,022	3.4%

Net earnings from continuing operations per diluted common share	$1.27		$1.87

Net loss from discontinued operations per diluted common share	$(2.23)		$(0.35)

Net (loss) income per diluted common share	$(0.96)		$1.52

Weighted-average diluted common shares outstanding:	50,372		50,764

(a)	Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	November 2,	November 3,
	2019	2018
ASSETS

Current assets:
Cash and cash equivalents	$21,193	$56,293
Accounts receivable, net	42,056	34,637
Inventories	778,342	772,206
Other current assets	60,778	66,063
Current assets - discontinued operations	-	165,358
Total current assets	902,369	1,094,557

Property and equipment, net	405,000	416,061
Operating lease right-of-use assets	908,505	-
Rental product, net	92,785	102,540
Goodwill	79,392	79,475
Intangible assets, net	146,890	154,144
Other assets	5,450	17,232
Non-current assets - discontinued operations	-	25,531
Total assets	$2,540,391	$1,889,540

LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$210,165	$218,114
Accrued expenses and other current liabilities	250,706	290,422
Current portion of operating lease liabilities	184,422	-
Income taxes payable	9,928	12,360
Current portion of long-term debt	9,000	9,000
Current liabilities - discontinued operations	-	33,661
Total current liabilities	664,221	563,557

Long-term debt, net	1,111,732	1,167,906
Operating lease liabilities	754,956	-
Deferred taxes and other liabilities	73,968	144,138
Non-current liabilities - discontinued operations	-	4,452
Total liabilities	2,604,877	1,880,053

Shareholders' (deficit) equity:
Preferred stock	-	-
Common stock	507	501
Capital in excess of par	513,106	501,835
Accumulated deficit	(534,979)	(464,993)
Accumulated other comprehensive loss	(33,120)	(27,856)
Treasury stock, at cost	(10,000)	-
Total shareholders' (deficit) equity	(64,486)	9,487
Total liabilities and shareholders' (deficit) equity	$2,540,391	$1,889,540

TAILORED BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

For the Nine Months Ended November 2, 2019 and November 3, 2018
(In thousands)

	Nine Months Ended
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) earnings	$(48,182)	$77,022
Adjustments to net (loss) earnings:
Depreciation and amortization	79,394	78,088
Non-cash lease expense	147,602	-
Rental product amortization	29,739	30,720
Goodwill impairment charge	-	23,991
Asset impairment charges	1,185	504
Loss on extinguishment of debt, net	77	30,253
Amortization of deferred financing costs and discount on long-term debt	1,431	2,936
Loss on divestiture of business	82,808	3,766
Loss on release of cumulative foreign currency translation adjustment	26,885	-
Loss on disposition of assets	1,942	4,833
Other	6,380	8,994
Changes in operating assets and liabilities:
Accounts receivable	1,078	(5,661)
Inventories	(55,116)	(49,739)
Rental product	(25,798)	(14,665)
Other assets	(16,804)	10,560
Accounts payable, accrued expenses and other current liabilities	(13,076)	70,924
Income taxes payable	(5,239)	10,313
Other liabilities	(148,744)	(5,022)
Net cash provided by operating activities	65,562	277,817

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(63,408)	(46,927)
Proceeds from divestiture of business, net	45,034	17,755
Net cash used in investing activities	(18,374)	(29,172)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on old term loan	-	(993,420)
Proceeds from new term loan	-	895,500
Payments on new term loan	(9,370)	(6,750)
Proceeds from asset-based revolving credit facility	1,065,000	465,500
Payments on asset-based revolving credit facility	(1,046,000)	(407,000)
Repurchase and retirement of senior notes	(54,425)	(199,365)
Deferred financing costs	-	(6,713)
Cash dividends paid	(27,938)	(27,833)
Proceeds from issuance of common stock	1,220	6,149
Tax payments related to vested deferred stock units	(1,118)	(7,510)
Repurchases of common stock	(10,000)	-
Net cash used in financing activities	(82,631)	(281,442)
Effect of exchange rate changes	1,205	(2,385)

DECREASE IN CASH AND CASH EQUIVALENTS	(34,238)	(35,182)
Balance at beginning of period	55,431	103,607
Balance at end of period	$21,193	$68,425

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information for the fiscal third quarters and nine months ended November 2, 2019 and November 3, 2018.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance by removing the impacts of large, unusual or unique transactions that we believe are not indicative of our core business results. In addition, we have recast our non-GAAP presentation for prior periods to remove the results of the corporate apparel business and provide results from continuing operations.  The Company believes that disclosure of non-GAAP results for its continuing operations is meaningful to the user’s overall understanding of the Company’s financial performance.

For the third quarter of fiscal 2019, adjusted items consist of costs related to our multi-year cost savings and operational excellence programs and the net release of tax-related valuation allowances.   For the third quarter of fiscal 2018, adjusted items consisted of a loss on extinguishment of debt related to the repricing of the Company’s term loan, costs related to the retirement of our former CEO and costs related to the closure of a rental product distribution center.

Management uses these adjusted results to assess the Company’s performance, to make decisions about how to allocate resources and to develop expectations for future performance.  In addition, adjusted EPS from continuing operations is used as a performance measure in the Company’s executive compensation program to determine the number of performance units that are ultimately earned for certain equity awards.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, financial information prepared in accordance with GAAP.  Management strongly encourages investors and shareholders to review the Company’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

A reconciliation of fourth quarter fiscal 2019 adjusted EPS from continuing operations, which is a forward-looking non-GAAP financial measure, to the most directly comparable GAAP financial measure, is not provided because the Company is unable to provide such reconciliation without unreasonable effort.  The inability to provide this reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized.  These GAAP measures may include the impact of items such as costs related to our multi-year cost savings and operational excellence programs and the tax effect of such items. Historically, the Company has excluded these types of items from non-GAAP financial measures.  The Company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise. The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Reconciliations of non-GAAP information to our actual results follow and amounts may not sum due to rounded numbers.  In addition, only the line items affected by adjustments are shown in the tables.

GAAP to Non-GAAP Adjusted Consolidated Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended November 2, 2019

		Multi-Year Costs
	GAAP	Savings and Operational	Total	Non-GAAP
Consolidated Results	Results	Excellence Program(1)	Adjustments	Adjusted Results
Selling, general and administrative expenses	$228,453	$(6,165)	$(6,165)	$222,288

Operating income	45,544	6,165	6,165	51,709

Provision for income taxes(2)	254		7,648	7,902

Net earnings from continuing operations	27,788		(1,483)	26,305

Net earnings from continuing operations per diluted common share	$0.56		$(0.03)	$0.53

(1)	Consists of $5.5 million in consulting costs, $0.6 million in severance costs, and $0.1 million in lease termination costs.
(2)

The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.  The adjusted non-GAAP rate also excludes a $5.9 million net valuation allowance release.

GAAP to Non-GAAP Adjusted - Nine Months Ended November 2, 2019

		Multi-Year Costs
	GAAP	Savings and Operational	Total	Non-GAAP
Consolidated Results	Results	Excellence Program(1)	Adjustments	Adjusted Results
Rental services gross margin	$285,259	$2,938	$2,938	$288,197

Alteration and other services gross margin	6,053	213	213	6,266

Total gross margin	931,778	3,151	3,151	934,929

Selling, general and administrative expenses	687,414	(18,740)	(18,740)	668,674

Operating income	132,837	21,891	21,891	154,728

Provision for income taxes(2)	14,743		9,172	23,915

Net earnings from continuing operations	63,924		12,719	76,643

Net earnings from continuing operations per diluted common share	$1.27		$0.25	$1.52

(1)

Consists of $14.7 million in consulting costs, $3.8 million in severance costs, $2.9 million of rental product write-offs related to the closure of a distribution center in Canada and $0.5 million in lease termination costs.

(2)

The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.    The adjusted non-GAAP rate also excludes a $5.9 million net valuation allowance release.

GAAP to Non-GAAP Adjusted - Three Months Ended November 3, 2018 (Restated)

			Closure of U.S. Rental
	GAAP	Repricing of	Product Distribution	CEO Retirement	Total	Non-GAAP
Consolidated Results	Results	Term Loan(1)	Center(2)	Costs(3)	Adjustments	Adjusted Results
Rental services gross margin	$107,378	$-	$19	$-	$19	$107,397

Total gross margin	345,494	-	19	-	19	345,513

Selling, general and administrative expenses	233,100	-	(560)	(6,417)	(6,977)	226,123

Operating income	75,278	-	579	6,417	6,996	82,274

Loss on extinguishment of debt	(9,420)	9,420	-	-	9,420	-

Provision for income taxes(4)	12,521				3,053	15,574

Net earnings from continuing operations	34,787				13,363	48,150

Net earnings from continuing operations per diluted common share	$0.69				$0.26	$0.95

(1)	Consists of the elimination of unamortized deferred financing costs and original issue discount related to the repricing of the Term Loan totaling $9.4 million.
(2)	Consists of $0.3 million of closure related costs, $0.2 million of severance and $0.1 million of accelerated depreciation.
(3)

Consists of $5.4 million of severance and consulting costs, $0.7 million related to accelerated vesting of certain share-based awards (net of the impact of forfeited awards) and $0.3 million of other costs.

(4)	The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

GAAP to Non-GAAP Adjusted - Nine Months Ended November 3, 2018 (Restated)

				Partial	Closure of U.S. Rental
	GAAP	Divestiture of	Refinancing of	Redemption of	Product Distribution	CEO Retirement	Total	Non-GAAP
Consolidated Results	Results	MW Cleaners(1)	Term Loan(2)	Senior Notes(3)	Center(4)	Costs(5)	Adjustments	Adjusted Results
Rental services gross margin	$298,677	$-	$-	$-	$4,029	$-	$4,029	$302,706

Total gross margin	1,027,330	-	-	-	4,029	-	4,029	1,031,359

Selling, general and administrative expenses	698,833	(3,766)	-	-	(925)	(6,417)	(11,108)	687,725

Operating income	212,256	3,766	-	-	4,954	6,417	15,137	227,393

Loss on extinguishment of debt	(30,253)	-	21,278	8,122	-	-	29,400	(853)

Provision for income taxes(6)	26,018						13,768	39,786

Net earnings from continuing operations	94,797						30,769	125,566

Net earnings from continuing operations per diluted common share	$1.87						$0.61	$2.47

(1)	Consists of a $3.8 million loss upon divestiture of MW Cleaners business.
(2)	Consists of the elimination of unamortized deferred financing costs and original issue discount related to the refinancing and repricing of the Term Loan totaling $21.3 million.
(3)	Consists of the $6.1 million premium and elimination of unamortized deferred financing costs totaling $2.0 million related to the partial redemption of senior notes.
(4)	Consists of $4.0 million of rental product write-offs, $0.4 million of severance, $0.3 million of closure related costs and $0.3 million of accelerated depreciation.
(5)

Consists of $5.4 million of severance and consulting costs, $0.7 million related to accelerated vesting of certain share-based awards (net of the impact of forfeited awards) and $0.3 million of other costs.

(6)	The tax effect of the excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.